Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Investor Relations
(858) 617-7600
NEUROCRINE BIOSCIENCES SECURES
COMMITTED EQUITY FINANCING FACILITY
WARRANTLESS FACILITY MAY PROVIDE UP TO $75 MILLION OF CAPITAL
SAN DIEGO, September 15, 2009 — Neurocrine Biosciences, Inc. (Nasdaq: NBIX) announced today that the Company has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group. Under the terms of the agreement, Kingsbridge has committed to provide up to $75 million of capital during the next three years, at Neurocrine’s discretion, through the purchase of newly-issued shares of Neurocrine common stock.
“This new CEFF augments our strong cash position and may be utilized by us to strategically access capital,” said Timothy P. Coughlin, Vice President and Chief Financial Officer of Neurocrine Biosciences. “If we choose to draw on the CEFF, be assured we will do so judiciously. The attractive terms and complete control of this vehicle were the key features of our decision to add this program to our capital structure. Our CEFF also represents a departure from the typical structure of Kingsbridge CEFF agreements, as it has no warrant coverage.”
Under the terms of the CEFF, Neurocrine has access, at its discretion, to up to $75 million in capital from Kingsbridge through the sale of newly-issued shares of Neurocrine’s common stock. The funds that can be raised under the CEFF over the three-year term will depend on the then-current price for Neurocrine’s stock and the number of shares actually sold, which may not exceed an aggregate of approximately 8 million shares. Neurocrine is not obligated to utilize any of the $75 million available under the CEFF and there are no minimum commitments or minimum use penalties.
Neurocrine may access capital under the CEFF in tranches up to a maximum of 2.75 percent of its market capitalization at the time of the draw-down of each tranche, subject to certain conditions, including a minimum share price threshold and the requirement that no individual tranche exceed $15 million. Kingsbridge may purchase shares of common stock pursuant to the CEFF at discounts ranging from 5 to 10 percent, depending on the average market price of Neurocrine’s common stock during the applicable pricing period.
The CEFF does not impose any restrictions on Neurocrine’s operating activities or capital raising alternatives, other than with respect to financings similar to the CEFF. During the term of the CEFF, Kingsbridge is prohibited from engaging in any short selling or derivative transactions related to Neurocrine’s common stock.

The securities issuable pursuant to the CEFF have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. Neurocrine has agreed to file a registration statement with respect to the resale of shares issued pursuant to the CEFF within 60 days of the date of the CEFF agreement.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Neurocrine’s common stock under the registration statement referred to above will be made only by means of a prospectus.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, benign prostatic hyperplasia (BPH), irritable bowel syndrome (IBS) and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
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